Exhibit 3.1

SECRETARY OF STATE

[SEAL HERE]

STATE OF NEVADA

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that MEDIQUIP; HOLDINGS, INC., did on April 4, 2006, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on April 5, 2006.

[SEAL HERE]	/s/ Dean Heller

DEAN HELLER
Secretary of State

By: /s/ signature
Certification Clerk

DEAN HELLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Incorporation

(PURSUANT TO NRS 78)

Entity # E0251052006-8
Document Number: 20060213481-67
Date Filed: 4/4/2006 12:00:39 PM
In the office of
Dean Heller
Secretary of State

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	MEDIQUIP HOLDINGS, INC.
2. Resident Agent Name and Street Address: (must be a Nevada address where process may be served)	Inc. Plan of Nevada (Name); 613 Saddle Rider Court (Street Address), Henderson (City), Nevada 89015 (Zip Code); Optional Mailing Address: City, State, Zip Code
3. Shares: (number of shares corporation authorized to issue)	Number of shares with par value: 500,000,000 Par value: $ 0.001 Number of shares without par value:
4. Names & Addresses of Board of Directors/Trustees: (attach additional page if more than 3 directors/trustees)	1. Paul Hamm (Name); 10 Glenlake Parkway, Suite 130 (Street Address), Atlanta (City), GA (State), 30328 (Zip Code); 2. Name; Street Address, City, State, Zip Code; 3. Name; Street Address, City, State, Zip Code
5. Purpose: (optional-see instructions)	The purpose of this Corporation shall be:
6. Names, Address and Signature of Incorporator. (attach additional page if more than 1 incorporator)	Caroline Quigley (Name); [signature] (Signature); 26C Trolley Square (Address), Wilmington (City), DE (State), 19806 (Zip Code)
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. [signature] for Inc. Plan of Nevada — Authorized Signature of R. A. or On Behalf of R. A. Company; April 4, 2006 (Date)

This form must be accompanied by appropriate fees.

ARTICLE I
Name

The name of the Corporation is MediQuip Holdings, Inc. (herein the "Corporation").

ARTICLE II
Registered Office and Agent

The address of the Corporation's registered office in the State of Nevada is 613 Saddle Rider Court, Henderson, Nevada 89015. The name of the Corporation's registered agent at such address is Inc.Plan of Nevada.

ARTICLE III
Powers

The purpose for which the Corporation is organised is to transact all lawful business for which corporations may be incorporated pursuant to the laws of the State of Nevada. The Corporation shall have all the powers of a corporation organized under the Nevada Revised Statutes.

ARTICLE IV
Term

The Corporation is to have perpetual existence.

ARTICLE V
Capital Stock

A. Number and Designation. The total number of shares of all classes that this Corporation shall have authority to issue shall be 500,000,000, of which 490,000,000 shall be shares of common stock, par value $0.001 per share ("Common Stock"), and 10,000,000 shall be shares of preferred stock, par value $0.001 per share ("Preferred Stock"). The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of the stockholders except as otherwise provided in this Article V or the rules of a national securities exchange if applicable. The consideration for subscriptions to, or the purchase of, the capital stock to be issued by a corporation shall be paid in such form and in such manner as the board of directors shall determine. The board of directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation, or any combination thereof. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration shall be conclusive. The capital stock so issued shall be deemed to be fully paid and nonassessable stock upon receipt by the corporation of such consideration. In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

A description of the different classes and series (if any) of the Corporation's capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

B. Undesignated Common Stock. Shares of Common Stock not at the time designated as shares of a particular series pursuant to this Article (V)(B) or any other provision of these Articles of Incorporation may be issued from time to time in one or more additional series or without any distinctive designation. The board of directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such series before the issuance of any shares of that series. The board of directors shall determine the number of shares constituting each series of Common Stock and each series shall have a distinguishing designation.

C. Common Stock. Except as provided in these Articles or the designation of any series or class of capital stock, the holders of the Common Stock shall exclusively posses all voting power. Subject to the provisions of these Articles, each holder of shares of Common Stock shall be entitled to one vote for each share held by such holders.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class or series of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors of the Corporation.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the Common Stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the Common Stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

Each share of Common Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of Common Stock of the Corporation.

D. Serial Preferred Stock. Shares of Preferred Stock not at the time designated as shares of a particular series pursuant to this Article (V)(D) or any other provision of these Articles of Incorporation may be issued from time to time in one or more additional series. The board of directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such series before the issuance of any shares of that series. The board of directors shall determine the number of shares constituting each series of Preferred Stock and each series shall have a distinguishing designation.

Each share of each series of serial preferred stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series, except the times from which dividends on shares which may be issued from time to time of any such series may begin to accrue.

E. Series A Convertible Preferred Stock. There shall be a series of Convertible Preferred Stock designated as "Series A Convertible Preferred Stock." Such series is referred to herein as the "Series A Preferred Stock."

1. Amount. The number of shares constituting Series A Preferred Stock shall be 4,500,000.

2. Stated Capital. The amount to be represented in stated capital at all times for each share of Series A Preferred Stock shall be $.001.

3. Rank. All shares of Series A Preferred Stock shall rank prior to all of the Corporation's Common Stock, par value $.001 per share (the "Common Stock"), now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

4. Dividends. No dividends shall be payable to the holder of shares of Series A Preferred Stock.

5. Liquidation Preference.

(a) The liquidation value of shares of this Series, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, shall be $.001 per share.

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of shares of this Series shall be entitled to receive the liquidation value of such shares held by them until the liquidation value of all shares of Series A Preferred Stock shall have been paid in full. Upon payment in full of the liquidation value to which the holders of shares of the shares of Series A Preferred Stock are entitled, the holders of shares of this Series will not be entitled to any further participation in any distribution of assets by the Corporation.

(c) Neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities or other property shall be considered a liquidation, dissolution or winding-up of the Corporation within the meaning of this Paragraph 5.

6. Voting Rights. Except as otherwise required by law, each share of outstanding Series A Preferred Stock shall entitle the holder thereof to vote on each matter submitted to a vote of the stockholders of the Corporation and to have the number of votes equal to the number (including any fraction) of shares of Common Stock into which such share of Series A Preferred Stock is then convertible pursuant to the provisions hereof at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders becomes effective. Except as otherwise required by law or by this Certificate, the holders of shares of Common Stock and Series A Preferred Stock shall vote together and not as separate classes.

7. No Redemption. The shares of Series A Preferred Stock are not redeemable.

8. Conversion Provisions.

(a) Conversion at Option of the Holders. Provided that, and only to the extent that, the Corporation has a sufficient number of shares of authorized but unissued and unreserved Common Stock available to issue upon conversion, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time on or after September 29, 2006 into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided, initially at the rate of 8 shares of Common Stock for each full share of Series A Preferred Stock ("Conversion Ratio").

For the purpose of these Articles of Incorporation, the term "Common Stock" shall initially mean the class designated as Common Stock, par value $.001 per share, of the Corporation as of March 1, 2006 subject to adjustment as hereinafter provided.

(b) Mechanics of Conversion. Any holder of shares of Series A Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued.

(c) The Conversion Ratio shall be subject to adjustment as follows:

(i) In case the Corporation shall (A) pay a dividend or make a distribution in Common Stock, or (B) subdivide or reclassify its outstanding shares of Common Stock into a greater number (but not smaller number) of shares, the Conversion Ratio in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Ratio thereafter shall be determined by multiplying the Conversion Ratio at which such shares of this Series were theretofore convertible by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately following such action and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or reclassification.

(ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the record date therefor) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock (as determined in accordance with the provisions of subclause (iv) of this clause (d)) at the record date therefor (the "Current Market Price"), or in case the Corporation shall issue other securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock deliverable upon conversion or exchange thereof less than the Current Market Price; then the Conversion Ratio in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Ratio therefor shall be equal to the price determined by multiplying the Conversion Ratio at which shares of this Series were theretofore convertible by a fraction of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such convertible or exchangeable securities, rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase and of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such shares, convertible or exchangeable securities, rights or warrants plus the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock so offered would purchase at the Current Market Price per share of Common Stock (as determined in accordance with the provisions of subclause (iv) of this clause (d). Such adjustment shall be made whenever such convertible or exchangeable securities rights or warrants are issued, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such securities. However upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Ratio pursuant to this subclause (ii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Ratio shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Ratio made pursuant to the provisions of this clause (d) after the issuance of such rights or warrants) had the adjustment of the Conversion Ratio made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

(iii) In case the Corporation shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) shares of capital stock (other than Common Stock), evidences of its indebtedness or assets (excluding cash dividends) or rights to subscribe (excluding those referred to in subclause (ii) of this clause (d)), then in each such case the number of shares of Common Stock into which each share of this Series shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of this Series was theretofore convertible

by a fraction of which the numerator shall be the number of outstanding shares of Common Stock multiplied by the Current Market Price per share of Common Stock (as determined in accordance with the provisions of subclause (iv) of this clause (d)) on the date of such distribution and of which the denominator shall be the product of the number of outstanding shares of Common Stock and the Current Market Price per share of Common Stock, less the aggregate fair market value (as determined by the board of directors of the Corporation [illegible]

exchange on which the Common Stock is listed or, if the Common Stock is not listed on a national or regional stock exchange, as reported by national Association of Securities Dealers Automated Quotation System and if not so reported then as reported by the Electronic Bulletin Board or the National Quotation Bureau Incorporated.

(v) No adjustment in the Conversion Ratio shall be required (i) in the case of a combination or reclassification of the Common Stock into a smaller number of shares, or (ii) unless such adjustment would require an increase or decrease of at least 1% in the price then in effect; provided, however, that any adjustments which by reason of this subclause (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 8 shall be made to the nearest cent.

(vi) In the event that, at any time as a result of an adjustment made pursuant to subclause (i) or subclause (iii) of this clause (d), the holder of any share of this Series thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of this Series shall be subject to adjustment from time to time in a manner and on the terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subclauses (i) through (v) of this clause (d), and the other provisions of this clause (d) with respect to the Common Stock shall apply on like terms to any such other shares.

(vii) Whenever the conversion rate is adjusted, as herein provided, the Corporation shall promptly file with the transfer agent for this Series, a certificate of an officer of the Corporation setting forth the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. Such certificate shall be conclusive evidence of the correctness of such adjustment. The Corporation shall promptly cause a notice of the adjusted conversion rate to be mailed to each registered holder of shares of this Series.

(e) If any of the following events occur, namely (i) any reclassification or change (other than a combination or reclassification into a smaller number of shares) of outstanding shares of Common Stock issuable upon conversion of shares of this Series (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision) or (ii) any consolidation or merger to which the Corporation is a party (other than a consolidation or merger to which the Corporation is the continuing corporation and which does not result in any

classification of, or change (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision) in, outstanding shares of Common Stock); then the Corporation or such successor, as the case may be, shall provide in its Certificate of Incorporation that each share of this Series shall be convertible into the kind and amount of shares of stock and other securities or property receivable upon such reclassification, change, consolidation or merger by a holder of the number of shares of Common Stock issuable upon conversion of each such share of this Series immediately prior to such reclassification, change, consolidation or merger. Such Certificate of Incorporation shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in clause (d). The Corporation shall cause notice of the execution of any such event contemplated by this paragraph to be mailed to each holder of shares of this Series As soon as practicable.

The above provisions of this clause (e) shall similarly apply to successive reclassifications, consolidations and mergers.

(f) By duly adopted resolution of its board of directors, the Corporation at any time may increase the Conversion Ratio, temporarily or otherwise, by any amount, but in no event shall such Conversion Ratio require the issuance of Common Stock for less than the par value of the Common Stock at the time such reduction is made.

Whenever the Conversion Ratio is increased pursuant to this subclause (f), the Corporation shall mail to the holders a notice of the increased Conversion Ratio. The notice shall state the increased Conversion Ratio and the period it will be in effect.

An increase in the Conversion Ratio does not change or adjust the Conversion Ratio otherwise in effect for purposes of subclauses (d) and (e) of this paragraph 8.

9. Protective Provisions.

(a) Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times serve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Preferred Stock.

If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(b) Class Voting Rights. So long as the Series A Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of all outstanding Series A Preferred Stock voting separately as a class, (i) amend, alter or repeal (by merger or otherwise) any provision of these Articles of Incorporation or the by-laws of the

Corporation, as amended, so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking prior to the Series A Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the Corporation or (iii) effect any reclassification of the Series A Preferred Stock. A class vote on the part of the Series A Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation's board of directors) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock which ranks junior to, or on a parity with, the Series A Preferred Stock in respect of the payment of dividends and distributions upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligations of the Corporation.

The affirmative vote or consent of the holders of a majority of the outstanding Series A Preferred Stock, voting or consenting separately as a class, shall be required to (a) authorize any sale, lease or conveyance of all or substantially all of the assets of the Corporation, or (b) approve any merger, consolidation or compulsory share exchange of the Corporation with or into any other person unless (i) the terms of such merger, consolidation or compulsory share exchange do not provide for a change in the terms of the Series A Preferred Stock and (ii) the Series A Preferred Stock is, after such merger, consolidation or compulsory share exchange on a parity with or prior to any other class or series of capital stock authorized by the surviving corporation as to dividends and upon liquidation, dissolution or winding up other than any class or series of stock of the Corporation prior to the Series A Preferred Stock as may have been created with the affirmative vote or consent of the holders of at least 66-2/3% of the Series A Preferred Stock (or other than a class or series into which such prior stock is converted as a result of such merger, consolidation or share exchange).

10. Outstanding Shares. For purposes of these Articles of Incorporation, all shares of Series A Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing all shares of Series A Preferred Stock converted into Common Stock; and (ii) from the date of registration of transfer, all shares of Series A Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

11. Certain Definitions. As used in these Articles, the following terms shall have the following respective meanings:

"*Affiliate*" of any specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person. For purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise; and the term "controlling" and "controlled" having meanings correlative to the foregoing.

"*Common Stock*" shall mean any stock of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and which is not subject to redemption by the Corporation. However, Common Stock issuable upon conversion of shares of this series shall include only shares of the class designated as common Shares as of the original date of issuance of shares of this Series, or shares f the Corporation of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total

number of shares of such class resulting from such reclassifications bears to the total number of shares of all classes resulting from all such reclassifications.

F. Series B Convertible Preferred Stock. There shall be a series of Convertible Preferred Stock designated as "Series B Convertible Preferred Stock." Such series is referred to herein as the "Series B Preferred Stock."

1. Amount. The number of shares constituting Series B Preferred Stock shall be 22,000 and the amount to be represented in stated capital at all times for each share of Series B Preferred Stock shall be $.001.

2. Dividends

A. General. The holders of the Series B Preferred Stock shall be entitled to receive cumulative dividends at 250 basis points (2.50%) above the prime rate published from time to time by Citibank, N.A. of the Face Amount per annum (the "Dividend"). Such cumulative Dividends shall be payable quarterly in arrears within three Business Days of the last day of each April, July, October and January, commencing April 22, 2006, in cash or additional Series B Preferred Shares, at the Corporation's option. Dividends on the Series B Preferred Stock shall accrue and be cumulative on a daily basis from the date of issuance (with appropriate proration for any partial dividend period), whether or not earned and whether or not in any dividend period there shall be surplus or net profits of the Corporation legally available for the payment of such dividends.

B. Payment of Dividend in Series B Preferred Shares. Should the Corporation elect to pay accrued but unpaid Dividends in additional shares of Series B Preferred Stock, the number of Series B Preferred Shares to which the Holder shall be entitled will be equal to the aggregate cash value of such unpaid Dividends, divided by the Face Amount.

3. Certain Definitions. For purposes of the designation of the Series B Preferred Stock by these Articles of Incorporation, the following terms shall have the following meanings:

A. "*Business Day*" means any day other than a Saturday, Sunday or a day on which banks in New York are permitted or required by law to be closed.

B. "*Conversion Price*" means $0.0625 per share.

C. "*Holders*" means the initial Holders of the Series B Preferred Stock and their transferees.

D. "*Material Adverse Change*" means the occurrence of a material adverse change or development in the business, properties, operations, financial condition, results of operation or prospects of the Corporation.

4. Conversion

A. Conversion at the Option of Holder. Two years from the date of issue, each outstanding share of Series B Preferred Stock shall automatically be converted, without cost, on the terms set forth in this section 4 into a number of fully paid and nonassessable shares of Common Stock determined by dividing the aggregate Face Amount of the Series B Preferred Shares being converted by the Conversion Price. The Conversion Price is subject to adjustment as provided in section 10.

B. Mechanics of Conversion. To convert the Series B Preferred Shares, a Holder shall: (i) fax (or otherwise deliver by other means resulting in notice) a copy of the fully executed Notice of Conversion in the form of Exhibit A hereto to the Corporation and (ii) within three (3) Business Days surrender or cause to be surrendered to the Corporation (or satisfy the provisions of section 13(a), if applicable) the certificates representing the Series B Preferred Stock being converted (the "Series B Preferred Stock Certificates") accompanied by duly executed stock powers and the original executed version of the Notice of Conversion.

The date of the Commission's ...

D. Timing of Conversion. No later than the third Business Day following the Conversion Date (the "Delivery Period"), provided that the Corporation has received prior to such date the Series B Preferred Stock Certificates (or the Holder has satisfied the provisions of section 13(a), if applicable), the Corporation shall deliver to the Holder (or at its direction) (x) that number of shares of Common Stock issuable upon conversion of the number of Series B Preferred Shares being converted and (y) a certificate representing the number of Series B Preferred Shares not being converted, if any. The person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares at the close of business on the Conversion Date and such shares shall be issued at such time, unless the Notice of Conversion is revoked as provided in section 4(d). The Delivery Period shall be extended until the Business Day following the date of delivery to the Corporation of the Series B Preferred Stock Certificates to be converted or satisfaction of the provisions of section 13(a), if applicable.

E. Revocation of Notice of Conversion. In addition to any other remedies which may be available to the Holder, in the event the Corporation fails for any reason to effect delivery to the Holder of certificates representing the shares of Common Stock receivable upon conversion of the Series B Preferred Shares (or, solely as expressly permitted pursuant to Sections V(B) and V(E), to effect a Cash Conversion (as defined below)) by the Business Day following the expiration of the Delivery Period (which certificates shall be unlegended after the Conversion Date), the Holder may revoke the Notice of Conversion by delivering a notice to such effect to the Corporation. Upon receipt by the Corporation of such a revocation notice, the Corporation shall immediately return the subject Series B Preferred Stock certificates and other conversion documents, if any, delivered by Holder, to the Holder, and the Corporation and the Holder shall each be restored to their respective positions held immediately prior to delivery of the Notice of Conversion; provided however, that the Corporation shall remain liable for payment of the amounts determined pursuant to Corporation(a) hereof for each day falling between the trading day following the Delivery Period and the date of the revocation notice is received by the Corporation, and shall also remain liable for any damages suffered by Holder.

F. Stamp, Documentary and Other Similar Taxes. The Corporation shall pay all stamp, documentary, issuance and other similar taxes which may be imposed with respect to the issuance and delivery of the shares of Common Stock pursuant to conversion of the Series B Preferred Stock; provided that the Corporation will not be obligated to pay stamp, transfer or other taxes resulting from the issuance of Common Stock to any person other than the registered holder of the Series B Preferred Stock.

G. No Fractional Shares. No fractional shares of Common Stock are to be issued upon the conversion of Series B Preferred Stock, but the Corporation shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Closing Bid Price on the Conversion Date of a share of Common Stock; provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional shares of Common Stock shall be rounded up to the next whole number.

H. Electronic Transmission. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation's transfer agent is participating in the Depository

Trust Corporation ("DTC") Fast Automated Securities Transfer program (the "FAST Program"), upon request of a Holder who shall have previously instructed such Holder's prime broker to confirm such request to the Corporation's transfer agent and upon the Holder's compliance with section 4(b), the Corporation shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. Subject to the foregoing, the Corporation will use its commercially reasonable efforts to maintain the eligibility of its Common Stock for the FAST Program.

I. Five Percent Holdings. Notwithstanding anything to the contrary contained herein, the Series B Preferred Stock shall not be convertible by a Holder to the extent (but only to the extent) that, if convertible by such Holder, such Holder, or any of its affiliates (as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended), would beneficially own in excess of 4.9% of the shares of Common Stock (the "4.9% Limitation"). To the extent the foregoing limitation applies, the determination of whether Series B Preferred Stock shall be convertible (vis-a-vis other securities owned by such Holder) and of which Series B Preferred Stock shall be convertible (as among shares of Series B Preferred Stock) shall be in the sole discretion of the Holder and submission of the Series B Preferred Stock for conversion shall be deemed to be the Holder's determination of whether such Series B Preferred Stock is convertible (vis-a-vis other securities owned by such Holder) and of which shares of Series B Preferred Stock are convertible (as among shares of Series B Preferred Stock), subject to such aggregate percentage limitation. No prior inability to convert Series B Preferred Stock pursuant to this Section shall have any effect on the applicability of the provisions of this Section with respect to any subsequent determination of convertibility. For the purposes of this Section, beneficial ownership and all determinations and calculations, including without limitation, with respect to calculations of percentage ownership, shall be made in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and regulation 13D and G thereunder. The provisions of this Section may be implemented in a manner otherwise than in strict conformity with the terms of this Section with the approval of the board of directors of the Corporation and a Holder: (i) with respect to any matter to cure any ambiguity herein, to correct this subsection (or any portion thereof) which may be defective or inconsistent with the intended 4.9% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.9% limitation; and (ii) with respect to any other matter, with the further consent of the holders of majority of then outstanding shares of Common Stock. The Provisions of this Section may be waived by a Holder upon ninety (90) days prior written notice from such Holder to the Corporation, including, without limitation, a limited waiver to increase the 4.9% limit herein contained to any other percentage specified by Holder. The limitations contained in this Section shall apply to a successor Holder of Series B Preferred Stock if, and to the extent, elected by such successor Holder concurrently with its acquisition of such Series B Preferred Stock, such election to be promptly confirmed in writing to the Corporation (provided no transfer or series of transfers to a successor Holder or Holders shall be used by a Holder to evade the limitations contained herein).

5. Reservation of Authorized Shares of Common Stock; Limitation on Number of Conversion Shares

A. Reservation of Common Stock. Subject to the provisions of this Article V, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock a sufficient number of shares of Common Stock to provide for the conversion of all outstanding Series B Preferred Shares upon issuance of shares of Common Stock (the "Reserved Amount"). The Reserved Amount shall be allocated among the Holders as provided in section 5(c). If the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "Authorization Trigger Date") is less than one hundred percent (100%) of the number of shares of Common Stock issuable on such trading days upon conversion of the outstanding Series B Preferred Stock (without giving effect to any limitation on conversion or exercise thereof) then the Corporation shall immediately notify the Holders of such occurrence and shall immediately take all necessary action (including stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to one hundred percent (100%) of the number of shares of Common Stock issuable upon conversion of the outstanding Series B Preferred Stock and (without giving effect to any limitation on conversion or exercise thereof).

event of stock splits, stock dividends, combinations, reverse stock splits, reclassifications, capital reorganizations and similar events relating to the Common Stock). If the Stockholder Approval has not been obtained at any time that the Common Share Limit with respect to any Holder has been reached, Notices of Conversion by such Holder shall be honored by payment to such Holder of cash in an amount equal to the Conversion Price multiplied by the number of shares of Common Stock which would be issuable in satisfaction of the applicable Notice of Conversion (such payment being referred to herein as a "Cash Conversion"). (ii) If the Stockholder Approval has been obtained at any time, the Corporation shall have the right, subject to delivery of the notice required by section 5(e) below, to honor any Notices of Conversion for shares of Common Stock in excess of the Common Share Limit by (a) delivery of shares of Common Stock or (b) by Cash Conversion.

C. Allocation of Reserved Amount, Common Share Limit. The Reserved Amount and the Common Share Limit shall be allocated among the Initial Holders according to the number of Series B Preferred Shares issued to each such Holder. Any shares of Common Stock which were initially allocated to any Holder remaining after such Holder no longer owns any Series B Preferred Shares shall be allocated among the remaining Holders pro rata, based on the number of Series B Preferred Shares then held by such Holders.

D. Share Authorization. The Corporation shall solicit by proxy the authorization (the "Stockholder Approval") by the stockholders of the Corporation of the issuance of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to the terms hereof in the aggregate in excess of twenty (20) percent of the outstanding shares of Common Stock and to eliminate any prohibitions under the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of the Common Share Limit and use its commercially reasonable efforts to obtain the Stockholder Approval no later than one hundred and twenty (120) days following the date of the First Closing.

E. Obligation to Notify. If the Corporation has not received the Stockholder Approval by the date that is one hundred and twenty (120) days following the First Closing, the Corporation shall, on or prior to such date, notify the Holders. The Corporation shall immediately notify the Holders if, at any time, the Stockholder Approval is obtained. Following receipt of Stockholder Approval, the Corporation shall have the right, by notice to all of the Holders not less than five (5) Business Days prior to the first day of any month, to elect to honor all Notices of Conversion solely by Cash Conversion (and not by delivery of Common Stock) during such month. Each such notice (a "Notice of Cash Conversion") shall be effective only with respect to the single month designated therein, and shall specify, as of the date of delivery of such notice, the unissued portion of the Common Share Limit of the Holder to whom such notice is being delivered.

6. Failure to Convert

A. Conversion Defaults. If, at any time, (x) the Conversion Date has occurred and the Corporation fails for any reason to deliver, on or prior to the fifth Business Day following the expiration of the Delivery Period for such conversion, such number of shares of Common Stock to which such Holder is entitled upon such conversion, or (y) the Corporation provides notice (including by way of public announcement) to any Holder at any time of its intention not to issue shares of Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of these Articles of Incorporation (other than because such issuance would exceed such Holder's allocated portion of the Reserved Amount) (each of (x) and (y) being a "Conversion Default"), then the Corporation shall pay to the affected Holder, in the case of a Conversion Default described in clause (x) above, and to all Holders, in the case of a Conversion Default described in clause (y) above, an amount equal to 1% of the Face Amount

of the Series B Preferred Stock with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate Face Amount of all outstanding Series B Preferred Stock in the case of a Conversion Default described in clause (y) above) for each five days thereafter until the Cure Date. "Cure Date" means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Corporation effects the conversion of the portion of the Series B Preferred Stock submitted for conversion and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Corporation undertakes in writing to issue Common Stock in satisfaction of all conversions of Series B Preferred Stock in accordance with the terms of these Articles of Incorporation (provided that the Corporation thereafter so performs such obligations). The Corporation shall promptly provide each Holder with notice of the occurrence of a Conversion Default with respect to any of the other Holders. Notwithstanding anything in this section 6(a) or anywhere else in this Agreement to the contrary, no Conversion Default shall be deemed to occur if, prior to expiration of the Delivery Period, the Corporation has made to the Holder the cash payment permitted to be made pursuant to section 5(b) following issuance to such Holder of such Holder's allocated portion of the Common Share Limit.

B. Conversion Default Payments. The payments to which a Holder shall be entitled pursuant to section 6(a) are referred to herein as "Conversion Default Payments." Conversion Default Payments shall be paid in cash within two (2) Business Days of written demand from a Holder. Such payment shall be made in accordance with and be subject to the provisions of section 13(b).

7. Redemption Due to Certain Events

A. Redemption Events. A "Redemption Event" means any one of the following: (i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock or required from time to time to be reserved pursuant to these Articles of Incorporation) is suspended from trading on, or is not listed (and authorized) for trading on, the Electronic Bulletin Board, Nasdaq, the Nasdaq Small Cap Market, the American Stock Exchange, or the New York Stock Exchange for an aggregate of ten (10) trading days in any twelve (12) month period; (ii) the Corporation fails, and any such failure continues uncured for seven (7) Business Days after the Corporation has been notified thereof in writing by the Holder, to remove any restrictive legend on any certificate for any shares of Common Stock issued after the Conversion Date to the Holders upon conversion of the Series B Preferred Stock as and when required by these Articles of Incorporation; (ii) the Corporation breaches any material covenant or other material term of these Articles of Incorporation, the breach of which would have a material adverse effect on the Corporation or the rights of the Holder with respect to its shares of Series B Preferred Stock or the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, and such breach continues for a period of five (5) Business Days after written notice thereof to the Corporation; (iii) any representation or warranty of the Corporation made in any agreement, statement or certificate given in writing in connection with the issuance of the Series B Preferred Stock, shall be false or misleading in any material respect when made and the breach of which has had or could reasonably be expected to have a material adverse effect on the Corporation or on the Holder with respect to its investment in the shares of Series B Preferred Stock or the shares of Common Stock issuable upon conversion of the Series B Preferred Stock; or (iv) the Corporation fails to increase the Reserved Amount (A) within ten (10) days following an Authorization Trigger Date if such increase requires solely approval of the Corporation's board of directors or (B) otherwise within sixty (60) days thereafter.

B. Redemption By Holder. Following the occurrence of a Redemption Event, each Holder shall have the right to elect at any time and from time to time by delivery of a Redemption Notice (as defined herein) to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash for an amount per share equal to the Redemption Amount (as defined herein) any or all of then outstanding shares of Series B Preferred Stock, together with accrued and unpaid dividends thereon and any Conversion Default Payments applicable thereto, held by such Holder. The "Redemption Amount" with respect to a share of Series B Preferred Stock means an amount equal to 1.3 times the aggregate Face Amount of the Series B Preferred Shares for which a demand is being made.

C. Optional Redemption by the Corporation. The Corporation may not redeem or call the Series B Preferred Stock without the consent of the Holder of the Series B Preferred Stock.

8. Rank; Participation

A. Rank. All shares of the Series B Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Corporation now outstanding or hereafter created (unless, with the consent of a majority of the Holders obtained in accordance with section 12 hereof, such hereafter created class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Preferred Stock) (collectively, with the Common Stock, "Junior Securities"); and (iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of a majority of the Holders obtained in accordance with section 12 hereof) specifically ranking, by its terms, on parity with the Series B Preferred Stock (the "Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of a majority of the Holders obtained in accordance with section 12 hereof) specifically ranking, by its terms, senior to the Series B Preferred Stock (the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

B. Participation. Subject to the rights of the holders (if any) of Pari Passu Securities and Senior Securities, the Holders shall, as such Holders, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted their shares of Series B Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere contained) and had been issued such Common Stock on the day before the record date for said dividend or distribution. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

9. Liquidation Preference

A. Liquidation of the Corporation. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a "Liquidation Event"), no distribution shall be made to the Holders of any shares of capital stock of the Corporation (other than Senior Securities and, together with the Holders of Series B Preferred Stock the Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders shall have received the Liquidation Preference (as herein defined) with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B. Certain Acts Not a Liquidation. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

C. Definition of Liquidation Preference. The "Liquidation Preference" with respect to a share of Series B Preferred Stock means an amount equal to the Face Amount thereof plus any other amounts that may be due from the Corporation with respect thereto pursuant to these Articles of Incorporation through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Designation filed in respect thereof.

10. Adjustments to the Conversion Price; Certain Protections. The Conversion Price shall, in order to accomplish the results contemplated in these Articles of Incorporation, be subject to adjustment from time to time as follows:

A. Stock Splits, Stock Dividends, Etc. If at any time when shares of Series B Preferred Stock are outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof. However, if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall not be reduced.

B. Certain Public Announcements. In the event that (i) the Corporation makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged and there is no distribution thereof) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer in connection with which such person, group or entity seeks to purchase 50% or more of the Common Stock (the date of the announcement referred to in clause (i) or (ii) of this paragraph is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the consummation of the proposed tender offer or transaction or the Abandonment Date (as defined below), be equal to the lesser of (x) the Conversion Price calculated as provided in section 4 the (y) the Conversion Price which would have been applicable for Conversion occurring on the Announcement Date. From and after the Abandonment Date, as the case may be, the Conversion Price shall be determined as set forth in section 4. The "Abandonment Date" means with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this paragraph has been made, the date which is seven (7) trading days after the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which causes this paragraph to become operative.

C. Major Transactions. If the Corporation shall consolidate with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then each Holder shall thereafter be entitled to receive consideration, in exchange for each share of Series B Preferred Stock held by it, equal to the greater of, as determined in the sole discretion of such Holder: (i) the number of shares of stock or securities or property of the Corporation, or of the entity resulting from such Major Transaction (the "Major Transaction Consideration"), to which a Holder of the number of shares of Common Stock delivered upon conversion of such shares of Series B Preferred Stock would have been entitled upon such Major Transaction had the Holder's Series B Preferred Shares been converted (without regard to any limitations on conversion herein contained) on the trading date immediately preceding the public announcement of the transaction resulting in such Major Transaction and had such Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Corporation shall make lawful provision therefore as a part of such consolidation, merger or reclassification; and (ii) 125% of the Face Amount of such shares of Series B Preferred Stock in cash. No sooner than ten (10) days nor later than five (5) days prior to the consummation of the Major Transaction, but not prior to the public announcement of such Major Transaction, the Corporation shall deliver written notice ("Notice of Major Transaction") to each Holder, which Notice of Major Transacrion shall be deemed to have been delivered one (1) Business Day after the Corporation's sending such notice by telecopy

(b) As provide by Nevada Revised Statutes 78.140, without repeating the section in full here, the same is adopted and no contract or other transaction between this Corporation and any of its officers.

(d) If a proposed increase or decrease in the number of issued and outstanding shares of any class or series would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, then the decrease must be approved by the vote, in addition to any vote required, of the holders of shares representing a majority of the voting power of each class or series whose preference or rights are adversely affected by the increase or decrease, regardless of limitations or restrictions on the voting power thereof. The increase or decrease does not have to be approved by the vote of the holders of shares representing a majority of the voting power in each class or series whose preference or rights are not adversely affected by the increase or decrease.

(e) Special meetings of the stockholders may be called only by the board of directors or a committee of the board of directors that is delegated the power to call special meetings by the board of directors.

ARTICLE VIII
Indemnification

Any person who was or is a party or is or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VIII. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the by-laws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provisions of law, or otherwise.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this Article VIII do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law

ARTICLE IX
Limitations on Directors' Liability

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. If the Nevada Revised Statutes are amended after the date of filing of these Articles to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X
Statutory Elections

A. Election not to be Governed by Nevada Revised Statutes 78.378 to 78.3793 Inclusive. The Corporation hereby elects not to be governed by, and to otherwise opt out of, the provisions of Nevada Revised Statutes 78.378 to 78.3793, inclusive, relating to acquisition of a controlling interest in the Corporation.

B. Election not to be Governed by Nevada Revised Statutes 78.411 to 78.444 Inclusive. The Corporation hereby elects not to be governed by, and to otherwise opt out of, the provisions of Nevada Revised Statutes 78.411 to 78.444, inclusive, relating to combinations with interested stockholders.